U.S. Bancorp 3Q20 Earnings Conference Call October 14, 2020 Exhibit 99.2

Forward-looking Statements and Additional Information The following information appears in accordance with the Private Securities Litigation Reform Act of 1995: This presentation contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting U.S. Bancorp, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk. For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including the section entitled “Risk Factors” in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events. This presentation includes non-GAAP financial measures to describe U.S. Bancorp’s performance. The calculations of these measures are provided in the Appendix. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

3Q20 Highlights * Taxable-equivalent basis; see slide 29 for calculation ** Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology was 9.0% as of 9/30/20.

Performance Ratios Efficiency Ratio* & Net Interest Margin** * Non-GAAP; see slides 29 and 30 for calculations ** Net interest margin on a taxable-equivalent basis Return on Average Common Equity Return on Tangible Common Equity* Return on Average Assets

Digital Engagement Trends Three months ended Three months ended * Represents core Consumer Banking customers active in at least one channel in the previous 90 days Total Digital includes both online and mobile platforms

Average Loans -2.2% linked quarter +6.4% year-over-year On a linked quarter basis, average total loans were lower primarily driven by a decline in total commercial loans, reflecting continued paydowns by corporate customers, partially offset by higher residential mortgages given the lower interest rate environment and higher GNMA buybacks. The increase in credit card loans was primarily due to the acquisition of the State Farm credit card portfolio in the third quarter of 2020. On a year-over-year basis, growth in average total loans was primarily driven by higher total commercial loans, reflecting the impact of loans made under the SBA’s Paycheck Protection Program, as well as growth in residential mortgages given the lower interest rate environment and higher GNMA buybacks. These increases were partially offset by lower credit card loans and home equity and second mortgages. $ in billions

Average Deposits $ in billions +0.6% linked quarter +15.9% year-over-year Interest-bearing Deposits Average noninterest-bearing (NIB) deposits increased on both a linked quarter and year-over-year basis, both were primarily driven by Corporate and Commercial Banking, and Consumer and Business Banking, while Wealth Management and Investment Services also drove year-over-year growth. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, were lower on both a linked quarter and year-over-year basis. On a linked quarter basis the decrease was primarily driven by Corporate and Commercial Banking. The growth in average noninterest-bearing deposits and total average savings deposits year-over-year was primarily a result of the actions by the federal government to increase liquidity in the financial system, customers maintaining balance sheet liquidity by utilizing existing credit facilities and government stimulus programs.

Credit Quality $ in millions NCO Ratio +11 bps QoQ +18 bps YoY NPAs +8.3% QoQ +29.7% YoY

Credit Risk Management – Consistent Underwriting Allowance for Credit Losses by Loan Class, 3Q20 Key Points Debt rating agencies: Moody’s and S&P * FICO and LTV at origination Prime-based lender for retail portfolios Investment grade equivalent in commercial portfolios with limited leveraged lending Commercial Real Estate lending is relationship-based with consistent underwriting Disciplined Credit Underwriting, 3Q20   Wtd Avg FICO/Bond rating equivalent* Avg LTV* Residential mortgage 772 69% Home equity 797 62% Auto loan 794 97% Auto lease 786 92% Credit card 778 N/A Commercial Baa3/BBB- N/A Commercial real estate Ba1/BB+ 62%   Amount ($B) Loans and Leases Outstanding (%) Commercial $2.5 2.2% Commercial Real Estate $1.4 3.6% Residential Mortgage $0.6 0.8% Credit Card $2.3 10.6% Other Retail $1.2 2.0% Total $8.0 2.6%

Credit Risk Management – COVID-19 Impacted Industries

Payment Relief*

Segments	As of 6/30/20 Outstanding Balances ($B)	As of 6/30/20 Segment Loans (%)	As of 9/30/20 Outstanding Balances ($B)	As of 9/30/20 Segment Loans (%)
Commercial	$3.5	2.9%	$0.4	0.4%
Commercial Real Estate	$5.4	13.1%	$0.7	1.6%
Residential Mortgages**	$5.4	7.6%	$4.2	5.5%
Credit Cards	$0.2	0.8%	$0.1	0.4%
Other Retail	$1.7	3.1%	$0.8	1.4%
Total	$16.2	5.2%	$6.2	2.0%

Commercial Exposures by Impacted Industries***

	As of 6/30/20 Loans (%)	As of 6/30/20 Commitments (%)	As of 9/30/20 Loans (%)	As of 9/30/20 Commitments (%)
Retail	4.6%	5.4%	4.1%	5.4%
Malls (Secured & REITs)	*0.6%*	*0.5%*	*0.5%*	*0.4%*
Energy	1.1%	2.3%	0.9%	2.2%
Media & Entertainment	2.2%	2.2%	2.1%	2.1%
Lodging	1.4%	1.1%	1.4%	1.1%
Airline	0.6%	0.6%	0.5%	0.6%

Key Points

- Commitments for impacted industries were stable to slightly lower from the prior quarter
- Volume of new payment relief has reached a steady state since peaking in April 2020
- Initial payment performance as borrowers exit payment relief is in line with expectations

* Payment relief generally includes payment deferrals, forbearances, extensions and re-ages
** Residential mortgages are on balance sheet only and exclude GNMA Buybacks, which are government guaranteed. As of June 30, 2020, and September 30, 2020, 35.8% and 64.1%, respectively, of the GNMA Buybacks were in payment relief
*** Excludes operating leases and discretionary unfunded commitments

U.S. BANCORP | 10

Earnings Summary

Net Interest Income Linked Quarter Net interest income increased, primarily driven by deposit and funding mix, one additional day in the third quarter and higher loan fees, partially offset by higher premium amortization within the investment portfolio and a decrease in loan volume. The net interest margin increased, reflecting the impact of lower cash balances. Year-over-Year Net interest income decreased, principally driven by the impact of lower rates from a year ago, partially offset by deposit and funding mix as well as loan growth. The net interest margin decreased, primarily due to the impact of lower rates and changes in the yield curve, loan mix, a decision to maintain higher cash balances for liquidity and higher premium amortization, partially offset by deposit and funding mix. $ in millions Net interest income on a taxable-equivalent basis; see slide 29 for calculation +0.9% linked quarter -1.6% year-over-year

Noninterest Income $ in millions; Payments = credit and debit card, corporate payment products and merchant processing; Service charges = deposit service charges and treasury management; All other = commercial products, investment products fees, securities gains (losses) and other +3.7% linked quarter +3.7% year-over-year Linked Quarter Payment services revenue increased, driven by higher credit and debit card revenue, higher corporate payment products revenue and higher merchant processing services revenue, primarily driven by higher sales volume due to the impact of the COVID-19 pandemic on spending in the second quarter of 2020 and state unemployment distributions on prepaid debit cards in the third quarter of 2020. Deposit service charges increased, primarily due to higher volume and lower fee waivers related to customers impacted by COVID-19 compared with the second quarter of 2020. Mortgage banking revenue decreased, due to lower mortgage production and related gain on sale margins, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Year-over-Year Credit and debit card revenue includes significantly higher prepaid card fees in the third quarter of 2020 related to the lagged impact of stimulus programs in the second quarter of 2020. Excluding the impact of prepaid card fees, credit and debit card revenues declined, due to consumer spending behaviors. Commercial products revenue increased, primarily due to higher corporate bond issuance fees and trading activities. Mortgage banking revenue increased, due to higher mortgage production and stronger gain on sale margins, partially offset by the unfavorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities.

All Other Travel*** (Credit & Debit) Total Payment Services Payment Fees as a % of Net Revenue 2019 3Q20 Merchant Acquiring Retail Payment Solutions Corporate Payment Solutions All Other Revenue Total payments revenue, which includes net interest income and fee revenue, accounted for 27% of FY19 net revenue and 25% of 3Q20 net revenue Payments sales volumes have rebounded since bottoming in April 2020 Travel & hospitality, airline, and travel & entertainment may take longer to recover, but the revenue impact is mitigated by our broad product set Merchant Acquiring Travel & Hospitality* 22% 19% Airline 15% 3% All Other 63% 78% CPS Travel & Entertainment 18% 5% All Other 82% 95% RPS** Travel*** (Credit & Debit) 7% 2% All Other 93% 98% % of Merchant Acquiring Volume 2019 3Q20 % of CPS Volume 2019 3Q20 % of RPS Volume 2019 3Q20 Merchant Sales Volume Growth YoY**** 0% CPS Sales Volume Growth YoY**** 0% RPS** Sales Volume Growth YoY**** 0% * Travel and Hospitality includes hotels, restaurants, entertainment & travel ** RPS includes credit, debit, and prepaid *** Travel includes airlines, auto rental, hotel/motel, other transportation, travel agencies **** Data ranging from January 2020 – September 2020 Travel & Hospitality* Airline Travel & Entertainment Total All Other All Other Total

Noninterest Expense $ in millions PPS = postage, printing and supplies +1.6% linked quarter +7.2% year-over-year Linked Quarter Employee benefits expense increased, primarily due to higher medical claim expense. Technology and communications expense increased, primarily due to the acquisition of the State Farm credit card portfolio in the third quarter of 2020 and increased expense related to prepaid credit cards. Year-over-Year Compensation expense increased, due to merit and variable compensation related to business production in mortgage banking and capital markets. Technology and communications expense increased, primarily due to capital expenditures supporting business growth and the impact of increased call center volume related to prepaid cards. Other noninterest expense increased, which reflected approximately $75 million of expenses for revenue-related costs and COVID-19, including increased liabilities driven by future delivery exposure related to merchant processing for airlines, higher FDIC insurance expense driven by an increase in the assessment base and higher state franchise taxes.

Capital Position * Non-GAAP; see slide 31 for calculations

Our culture is rooted in ‘doing the right thing’ We put our employees, customers and communities at the center of everything we do Investing in our communities Supporting financial inclusion Creating an inclusive workplace We serve the underbanked market through products such as Safe Debit Account and Simple Loan In 2019 we doubled our American Dream loans, which serves lower/middle income (LMI) borrowers, in both applications and volume In June 2020 we announced several initiatives to address social and economic inequities including: Will provide $100 million annually in additional capital to African-American owned and led businesses Committed to doubling partnerships with African-American suppliers Through our Community Possible program we invest billions of dollars each year in economic and community development initiatives nationwide $2B in small business administration loans at 12/31/19 In 2019 we made $1.1B in community development loans and $3B in investments to organizations connecting families with affordable housing opportunities* Since 2009 we have invested more than $110M in the Pullman neighborhood in Chicago which has catalyzed $133M in additional investments One of the 2020 top 50 companies for Diversity, DiversityInc. Ranked No. 3 best employer for veterans in the U.S. Military Times, August 2020 One of the 2020 Best Employers for Women, Forbes Top score (100%) on the 2020 Disability Equality Index, AAPD One of the 2020 Best Companies for Multicultural Women, Working Mothers 2020 Best Place to Work for LGBTQ Equality, Human Rights Campaign One of the 2020 World’s Most Ethical Companies, Ethisphere Institute * Through U.S. Bancorp Community Development Corporation

Appendix

Average Loans vs. 3Q19 Average total loans increased by $18.6 billion, or 6.4% Average commercial loans increased by $11.8 billion, or 11.4% Average residential mortgage loans increased by $7.2 billion, or 10.5% Average credit card loans decreased by $1.6 billion, or 6.9% Average retail loans decreased by $0.7 billion, or 1.3% vs. 2Q20 Average total loans decreased by $7.1 billion, or 2.2% Average commercial loans decreased by $12.6 billion, or 9.8% Average residential mortgage loans increased by $4.7 billion, or 6.6% Key Points Year-over-Year Growth 4.0% 3.9% 4.0% 10.0% 6.4% Commercial CRE Res Mtg Retail Credit Card Average Loans ($bn)

Average Deposits Key Points Average Deposits ($bn) vs. 3Q19 Average total deposits increased by $55.6 billion, or 15.9% Average low-cost deposits (NIB, interest checking, savings and money market) increased by $64.1 billion, or 20.8% vs. 2Q20 Average total deposits increased by $2.2 billion, or 0.6% Average low-cost deposits (NIB, interest checking, savings and money market) increased by $11.7 billion, or 3.2% Year-over-Year Growth 6.0% 6.6% 8.2% 16.8% 15.9% Time Money Market Checking and Savings Noninterest-bearing

Credit Quality – Commercial Average Loans ($mm) and Net Charge-offs Ratio Key Statistics Key Points $mm3Q19 2Q20 3Q20 Average Loans$103,660 $128,039 $115,489 30-89 Delinquencies0.43% 0.33%0.22% 90+ Delinquencies0.10%0.07%0.06% Nonperforming Loans0.30% 0.38% 0.41% Linked Quarter Growth 0.4% 0.2% 2.0% 20.8% (9.8%) Linked quarter loan decline of 9.8% was driven by lower revolving line utilization – utilization rates have returned to near normal rates in September 2020 Net charge-offs increased on a linked quarter basis due to stress in certain industries impacted by COVID-19

A&D Const $260 Multi-family $3,997 Retail $306 Residential Construction $2,257 Office $935 Other $2,729 Resi Land $596 $mm3Q19 2Q20 3Q20 Average Loans$38,990$41,088$40,929 30-89 Delinquencies0.13% 0.25%0.23% 90+ Delinquencies0.01%0.00%0.00% Nonperforming Loans0.23% 0.47% 0.82% Performing TDRs*$145 $180 $173 Credit Quality – Commercial Real Estate Average Loans ($mm) and Net Charge-offs Ratio Key Statistics Key Points * TDR = troubled debt restructuring Linked Quarter Growth (1.0%) 1.9% 0.9% 2.5% (0.4%) Average loans decreased by 0.4% on a linked quarter basis Net charge-offs and nonperforming loans increased on a linked quarter basis due to stress in certain property types impacted by COVID-19

Credit Quality – Residential Mortgage Average Loans ($mm) and Net Charge-offs Ratio Key Statistics Key Points $mm3Q192Q203Q20 Average Loans$68,608 $71,122 $75,786 30-89 Delinquencies0.24%0.34%0.31% 90+ Delinquencies0.17% 0.16% 0.15% Nonperforming Loans0.36%0.34%0.31% * Excludes GNMA loans, whose repayments are insured by the FHA or guaranteed by the Department of VA ($1,415 million in 3Q20) Linked Quarter Growth 2.7% 1.9% 1.4% 0.3% 6.6% Originations continued to be high credit quality (weighted average FICO of 772, weighted average LTV of 69%) More than 95% of balances have been originated since the beginning of 2009; the origination quality metrics and performance to date have significantly outperformed prior vintages with similar seasoning Increase in performing TDRs due to accounts entering modification program upon exit of COVID-19 payment relief

Credit Quality – Credit Card Average Loans ($mm) and Net Charge-offs Ratio Key Statistics Key Points $mm3Q192Q203Q20 Average Loans$23,681 $21,510 $22,052 30-89 Delinquencies1.33%1.08%0.94% 90+ Delinquencies1.16%1.22%0.91% Nonperforming Loans0.00%0.00%0.00% Linked Quarter Growth 3.7% 1.8% (1.1%) (9.8%) 2.5% Increase in average loans was driven mainly by increased consumer spending Credit quality of new originations remained strong reflecting pandemic tightened underwriting Delinquency and net charge-off rates decreased linked quarter driven by fiscal stimulus and broadly available payment relief options for consumers impacted by the pandemic

Credit Quality – Home Equity Average Loans ($mm) and Net Charge-offs Ratio Key Points Linked Quarter Growth (1.5%) (2.4%) (2.5%) (3.0%) (5.8%) Key Statistics Key Statistics $mm3Q192Q203Q20 Average Loans$15,601 $14,386 $13,551 30-89 Delinquencies0.55%0.46%0.35% 90+ Delinquencies0.34%0.37%0.37% Nonperforming Loans0.75%0.79%0.77% Loans: 10% Wtd Avg LTV*: 76% Wtd Avg FICO*: 751 Lines: 90% Wtd Avg LTV*: 70% Wtd Avg FICO*: 756 *LTV and FICO at origination High-quality originations (weighted average FICO on commitments of 797, weighted average CLTV of 62%) were originated primarily through the retail branch network to existing bank customers on their primary residences Net charge-offs continued to decline on a linked quarter basis

Credit Quality – Retail Leasing Average Loans ($mm) and Net Charge-offs Ratio Key Statistics Key Points $mm3Q192Q203Q20 Average Loans$8,442 $8,412 $8,438 30-89 Delinquencies0.48%0.51%0.38% 90+ Delinquencies0.05%0.06%0.06% Nonperforming Loans0.14%0.23%0.17% * Manheim Used Vehicle Value Index source: www.manheimconsulting.com, January 1995 = 100, quarter value = average monthly ending values Linked Quarter Growth (1.2%) 0.5% (0.1%) (0.7%) 0.3% Continued high-quality originations during 3Q20 (weighted average FICO of 786) Delinquencies remained at low levels Credit losses include end of term losses on residual values as of 1/1/2020. Residual losses included in net charge-offs for 3Q20 were $17 million for the quarter compared to $13 million in noninterest income for 3Q19

Credit Quality – Other Retail Average Loans ($mm) and Net Charge-offs Ratio Key Statistics Key Points $mm3Q192Q203Q20 Average Loans$33,454 $33,550 $34,773 30-89 Delinquencies0.78%0.43%0.51% 90+ Delinquencies0.14%0.10%0.07% Nonperforming Loans0.13%0.14%0.10% Linked Quarter Growth 2.7% 0.2% 0.1% 0.0% 3.6% Average loans increased linked quarter due to strong volume in recreational vehicle and boat loans Delinquency and charge-offs remained at low levels driven by fiscal stimulus and broadly available payment relief options for consumers impacted by the pandemic

Credit Quality – Auto Loans Average Loans ($mm) and Net Charge-offs Ratio Key Statistics Key Points $mm3Q192Q203Q20 Average Loans$19,426 $18,758 $18,823 30-89 Delinquencies1.04%0.56%0.68% 90+ Delinquencies0.11%0.07%0.05% Nonperforming Loans0.17%0.21%0.15% Direct: 4% Wtd Avg FICO: 755 NCO: 0.26% Indirect: 96% Wtd Avg FICO: 781 NCO: 0.23% Auto loans are included in Other Retail category Linked Quarter Growth 2.1% 0.0% (0.8%) (2.7%) 0.3% Originations remain high quality reflecting pandemic tightened underwriting (weighted average FICO of 794) Delinquency and charge-offs remained at low levels driven by fiscal stimulus and broadly available payment relief options for consumers impacted by the pandemic

Non-GAAP Financial Measures (4) – see slide 32 for corresponding notes

Non-GAAP Financial Measures (1) – see slide 32 for corresponding notes

Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Total equity	$53,195	$52,480	$52,162	$52,483	$54,147
Preferred stock	(5,984)	(5,984)	(5,984)	(5,984)	(5,984)
Noncontrolling interests	(630)	(630)	(630)	(630)	(630)
Goodwill (net of deferred tax liability) (1)	(8,992)	(8,954)	(8,958)	(8,788)	(8,781)
Intangible assets, other than mortgage servicing rights	(676)	(678)	(742)	(677)	(687)
Tangible common equity (a)	36,913	36,234	35,848	36,404	38,065
Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	37,485	36,351	36,224		
Adjustments (2)	(1,733)	(1,702)	(1,377)		
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	35,752	34,649	34,847		
Total assets	540,455	546,652	542,909	495,426	487,671
Goodwill (net of deferred tax liability) (1)	(8,992)	(8,954)	(8,958)	(8,788)	(8,781)
Intangible assets, other than mortgage servicing rights	(676)	(678)	(742)	(677)	(687)
Tangible assets (c)	530,787	537,020	533,209	485,961	478,203
Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company (d)	397,657 *	401,832	404,627	391,269	390,622
Adjustments (3)	(1,449) *	(1,394)	(958)		
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	396,208 *	400,438	403,669		
Ratios *					
Tangible common equity to tangible assets (a)/(c)	7.0 %	6.7 %	6.7 %	7.5 %	8.0 %
Tangible common equity to risk-weighted assets (a)/(d)	9.3	9.0	8.9	9.3	9.7
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	9.0	8.7	8.6		

* Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1), (2), (3) – see slide 32 for corresponding notes

U.S. BANCORP | 31

Notes Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements. Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes. Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology. Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

U.S. Bancorp 3Q20 Earnings Conference Call October 14, 2020